Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 6,868,854,450.00	0.0001381	$ 948,588.80
Fees Previously Paid
	Total Transaction Valuation:	$ 6,868,854,450.00
	Total Fees Due for Filing:			$ 948,588.80
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 948,588.80
Offering Note
[1]	(1) In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the proposed maximum aggregate value of transaction, estimated solely for the purposes of calculating the filing fee, as of June 8, 2026, was calculated based on the sum of: i. 91,991,287 issued and outstanding shares of TMHC common stock as of June 8, 2026, multiplied by $72.50 per share; ii. 1,552,502 shares of TMHC common stock underlying TMHC stock options as of June 8, 2026, multiplied by $72.50 per share; iii. 755,933 shares of TMHC common stock underlying TMHC restricted stock units and deferred stock units as of June 8, 2026, multiplied by $72.50 per share; and iv. 443,098 shares of TMHC common stock underlying TMHC performance-based restricted stock units as of June 8, 2026 (assuming target-level performance), multiplied by $72.50 per share.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources